Exhibit 4.5

Execution Version

AMENDMENT NO. 1 TO

INVESTOR RIGHTS AGREEMENT

This Amendment No. 1 to Investor Rights Agreement (this “Amendment”) is made as of April 11, 2013, by and among Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), those certain Key Holders of the Company’s Common Stock listed on the signature pages hereto (the “Key Holders”) and the Investors listed on the signature pages hereto (the “Investors”).

Background

Reference is hereby made to that certain Investor Rights Agreement, dated as of April 28, 2008, by and among the company and the Investors listed on Exhibit A thereto (the “Investor Rights Agreement”).  Capitalized terms used by not defined herein shall have the meanings set forth in the Investor Rights Agreement.

Section 5.5 of the Investor Rights Agreement provides, in relevant part, that any provision of the Investor Rights Agreement may be amended or modified (or provisions of the Investor Rights Agreement waived) only upon the written consent of the Company and the holders of a majority of Registrable Securities.

Certain of the Company’s existing Investors, together with entities affiliated with Longitude Capital Partners, LLC (together with its affiliates, “Longitude Capital”), will be purchasing shares of the Company’s Series A Stock pursuant to a Series A Preferred Stock Purchase Agreement, dated as of the date hereof (the “2013 Purchase Agreement”).

As a condition to the issuance of the Series A Stock pursuant to the 2013 Purchase Agreement, the Company, the Investors and the Key Holders have agreed to amend the Investor Rights Agreement as set forth below.

The Company and the undersigned holders of Registrable Securities, constituting the voting thresholds necessary to amend the Investor Rights Agreement, desire to amend the Investor Rights Agreement as set forth below.

Agreement

In consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the undersigned, for themselves and on behalf of the other parties to the Investor Rights Agreement, hereby agree as follows:

1.     That Section 2.11 of the Investor Rights Agreement is amended and restated in its entirety, such that Section 2.11 of the Investor Rights Agreement shall read as follows:

“Market Stand-Off” Agreement.  Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the 180-day period following the effective date of the Initial Offering, provided, that, all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements.  The obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.”

2.     That Section 3.12 of the Investor Rights Agreement is amended and restated in its entirety, such that Section 3.12 of the Investor Rights Agreement shall read as follows:

“Reimbursement of Costs.  The Company shall reimburse all reasonable out-of pocket costs incurred by non-employee directors and observers in attending Board of Directors meetings and other meetings or events on behalf of the Company or at the Company’s request.”

3.     That immediately following Section 3.13 of the Investor Rights Agreement, a new Section 3.14 shall be inserted, which shall read as follows:

“Observer Rights.  As long as (i) Longitude Capital owns not less than 250,000 shares of Series A Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof and (ii) Arboretum Ventures II, L.P. and Arboretum Ventures IIA, L.P. (together with Arboretum Ventures II, L.P., “Arboretum Ventures”) hold an aggregate of not less than 250,000 shares of Series A Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof, the Company shall invite one representative from each of Longitude Capital and Arboretum Ventures to attend all meetings of its Board of Directors, including executive sessions thereof, in a nonvoting observer capacity and, in this respect, shall give such representatives copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representatives shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representatives from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company.”

4.     Except as expressly set forth herein, (i) nothing contained herein shall be deemed to constitute an amendment, modification or waiver, express or implied, of any term or provision of the Investor Rights Agreement and (ii) the Investor Rights Agreement is and shall remain in full force and effect in accordance with its terms.

5.     This Amendment shall be governed by and construed under the laws of the State of Delaware as such laws are applied to agreements among Delaware residents entered into and performed entirely within the State of Delaware, with reference to the conflict of laws provisions thereof.

6.     This Amendment may be executed in one or more counterparts, and by facsimile or PDF signature, each of which will be deemed an original, but all of which together shall constitute one instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COMPANY:

ESPERION THERAPEUTICS, INC.

By:	/s/Timothy Mayleben
Name:	Timothy Mayleben
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Investor Rights Agreement]

INVESTOR:

ALTA PARTNERS VIII, LP
By:	Alta Partners Management VIII, LLC
Its:	General Partner

By:	/s/Hillary Strain
Name:	Hillary Strain
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Investor Rights Agreement]

INVESTOR:

AISLING CAPITAL II, L.P.

By:	/s/Lloyd Appel
Name:	Lloyd Appel
Title:	CFO

[Signature Page to Amendment No. 1 to Investor Rights Agreement]

INVESTOR:

DOMAIN PARTNERS VII, L.P.
By:	One Palmer Square Associates VII, L.L.C.
Its:	General Partner

By:	/s/Kathleen K. Schoemaker
Name:	Kathleen K. Schoemaker
Title:	Managing Member

DV VII ASSOCIATES, L.P.
By:	One Palmer Square Associates VII, L.L.C.
Its:	General Partner

By:	/s/Kathleen K. Schoemaker
Name:	Kathleen K. Schoemaker
Title:	Managing Member

[Signature Page to Amendment No. 1 to Investor Rights Agreement]

INVESTOR:

ARBORETUM VENTURES II, L.P.
By:	Arboretum Investment Manager II, LLC
Its:	General Partner

By:	/s/Jan Garfinkle
Name:	Jan Garfinkle
Title:	Managing Director

ARBORETUM VENTURES IIA, L.P.
By:	Arboretum Investment Manager IIa, LLC
Its:	General Partner

By:	Arboretum Investment Manager II, LLC
Its:	Manager

By:	/s/Jan Garfinkle
Name:	Jan Garfinkle
Title:	Managing Director

[Signature Page to Amendment No. 1 to Investor Rights Agreement]

INVESTOR:

/s/Roger Newton
Roger Newton

[Signature Page to Amendment No. 1 to Investor Rights Agreement]

INVESTOR:

ASSET MANAGEMENT COMPANY VENTURE FUND LP

By:	Asset Management Ventures GP, LLC
Its:	Managing Member

By:	/s/David G. Fleshman
Name:	David G. Fleshman
Title:	Managing Member

[Signature Page to Amendment No. 1 to Investor Rights Agreement]